CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

Introduction
Pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, the SEC has adopted rules requiring annual disclosure of a public company’s code of ethics applicable to its senior financial officers. American Community Properties Trust and its subsidiaries have adopted this Code of Ethics pursuant to these rules.

Policy Statement:

Senior Financial Officers of American Community Properties Trust and its subsidiaries (“Trust”) are charged with the responsibility and have the authority to protect and preserve the financial interests of all the stakeholders in the Trust, including, without limitation, shareholders and employees. The Trust’s Senior Financial Officers fulfill this responsibility and authority by developing and enforcing policies and procedures for the operation of the Trust’s financial functions. All Senior Financial Officers of the Trust are required to act in conformance with this Code of Ethics at all times and to encourage all of their respective subordinates to act in conformance with this Code of Ethics. For purposes of this Code of Ethics, the term “Senior Financial Officers” shall mean the Trust’s Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Accounting Officer, Treasurer and Controller.

This Code of Ethics may be revised or supplemented from time to time to reflect the changing laws and ethical standards. Each Senior Financial Officer is responsible for maintaining a working knowledge and understanding of this Code of Ethics and will be required to certify on an annual basis that he or she has read, understands and agrees to be held accountable for the adherence to the most recent version of this Code of Ethics.

Ethics Policy:

1.	Honesty and Ethical Conduct. Each Senior Financial Officer will exhibit and promote the highest standards of ethical conduct by:
(a)
encouraging and rewarding professional integrity in all aspects of the Trust’s financial dealings by eliminating all inhibitions and barriers to responsible behavior, such as coercion, fear or alienation;

(b)
promoting the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. Each Senior Financial Officer owes a duty to the Trust to adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest. A conflict of interest occurs when a Senior Financial Officer’s private interest interferes with the interests of his or her services to the Trust. In the event any Senior Financial Officer becomes aware of any such conflict, he or she should promptly report this violation to the Trust’s Corporate Director of Human Resources and the chairman of the Audit Committee of the Trust’s Board of Trustees;

(c)
providing a mechanism for members of the Trust’s financial departments to inform senior management of deviations in practice from established policies and procedures governing honest and ethical behavior; and

(d)
demonstrating his or her personal support for such policies and procedures by providing periodic communications throughout the Trust’s financial departments that will reinforce these ethical standards.

2.	Financial Records and Periodic Reporting. Senior Financial Officers will maintain the Trust’s transaction and reporting systems and other procedures in a manner necessary to ensure that:
(a)
all of the Trust’s business transactions are property authorized and completely and accurately recorded in the Trust’s books and records in accordance with generally accepted accounting principles and established financial policies of the Trust;

(b)
the retention or disposal of the Trust’s financial records is in accordance with the Trust’s established practices for retention or disposal of such records and applicable legal and regulatory requirements; and

(c)
periodic financial communications and reports will be delivered in a timely manner and in a way that demonstrates a high degree of clarity as to content and meaning in order to enable readers and users of the communications and reports to accurately determine their significance and consequence.

3.	Compliance with Applicable Laws, Rules and Regulations. Senior Financial Officers will:
(a)
educate employees in the Trust’s financial departments about any federal, state or local law, rule or regulation that affects the operation of the Trust’s financial departments or the Trust in general;

(b)	monitor compliance by the Trust’s financial departments with any federal, state or local law, rule or regulation; and
(c)	promptly identify, report and correct any detected deviations from applicable federal, state or local law, rule or regulation.

Enforcement of the Code of Ethics:

All employees of the Trust shall promptly report to the Trust’s Corporate Director of Human Resources and to the chairman of the Audit Committee of the Trust’s Board of Trustees any violations of this Code of Ethics. Any violation of this Code of Ethics by any Senior Financial Officers will lead to disciplinary action which may include, without limitation, one or more of a warning or letter of reprimand, demotion, loss of merit increase, bonus or stock options, suspension without pay or termination of employment.